                                                                    EXHIBIT 20.1


			         NUTRITIONAL SOURCING CORPORATION

                      UPDATE TO THE CERTAIN RECENT EVENTS SECTION (PAGE 13)
                            OF THE INVITATION DATED JANUARY 28, 2005


The Company's most recent fiscal year ended on October 30, 2004 and its related annual report on Form 10-K which was filed with the Securities and Exchange Commission on December 23, 2004 is incorporated herein by reference. The Company's current fiscal year ends on October 29, 2005. As the Company's first quarter of the current fiscal year will not end until February 19, 2005, management is presenting the operating information below.

                                                                  Unaudited
                                                            (dollars in thousands)
                                               -------------------------------------------------
                                                                12 Weeks Ended...
                                               -------------------------------------------------
                                                  January 22, 2005         January 24, 2004
                                               -----------------------   -----------------------
Net Sales                                      $  134,832       100.00%  $  134,694       100.00%
Cost of goods sold                                 91,753        68.05%      92,260        68.50%
                                               ----------                ----------
  GROSS PROFIT                                     43,079        31.95%      42,434        31.50%
OPERATING EXPENSES
Selling, general and administrative expenses       36,727        27.24%      35,151        26.10%
Depreciation and amortization                       4,141         3.07%       4,470         3.32%
                                               ----------                ----------
  OPERATING PROFIT                                  2,211         1.64%       2,813         2.09%
Interest expense, net of interest income            3,388         2.51%       3,531         2.62%
                                               ----------                ----------
  LOSS BEFORE TAXES                                (1,177)       -0.87%        (718)       -0.53%
Income tax benefit                                      -                       (27)
                                               ----------                ----------
  NET LOSS                                     $   (1,177)               $     (745)
                                               ==========                ==========

Sales comparisons (dollars in millions)

                                   8 weeks ended                   12 weeks ended
                           ------------------------------   ------------------------------
                           12/25/04   12/27/03   % Change   01/22/05   01/24/04   % Change
                           --------   --------   --------   --------   --------   --------
Total Sales                $   91.0   $   91.5      -0.53%  $  134.8   $  134.7       0.10%
Total same store sales     $   91.0   $   91.4      -0.47%  $  133.8   $  133.2       0.43%
Retail food division
  Total sales              $   84.6   $   84.1       0.59%  $  124.4   $  123.2       0.97%
  Same store sales         $   84.6   $   84.1       0.59%  $  123.4   $  121.8       1.27%
In-home movies and games
 entertainment division
  Total sales              $    6.4   $    7.4     -13.38%  $   10.4   $   11.5      -9.24%
  Same store sales         $    6.4   $    7.3     -12.73%  $   10.4   $   11.4      -8.53%


Cash and cash equivalents at January 22, 2005 were $(463). After giving effect to cash borrowings of $2,111, outstanding stand-by letters of credit of $2,400 and working capital requirements of $8,446, all at January 22, 2005, availability under the revolving credit facility was $8,581.